Exhibit 5.1

1460 El Camino Real

2nd Floor

Menlo Park, CA 94025-4110

+1.650.838.3600

May 5, 2022

AEye, Inc.

One Park Place, Suite 200

Dublin, CA 94568

AEye, Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to AEye, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a post-effective amendment No. 1 to its Registration Statement on Form S-1, initially filed on September 15, 2021, as amended on September 23, 2021 and declared effective on September 27, 2021 (as amended or supplemented, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of the offer and sale from time to time by the selling securityholders covered by the Registration Statement (the “Selling Securityholders”) of (i) 68,139,193 outstanding shares of common stock, par value $0.0001 (“Common Stock”), of the Company, including (a) 64,232,845 shares of Common Stock (the “Outstanding Shares”) held by certain of the Selling Securityholders and (b) 3,885,268 shares of Common Stock reserved for issuance upon the exercise of options to purchase Common Stock and 21,080 shares of Common Stock reserved for issuance upon the settlement of outstanding restricted stock units (collectively, the “Option Shares”), (ii) 166,666 warrants (the “Private Placement Warrants”) to acquire shares of Common Stock originally issued in a private placement (the “Private Placement Warrant Shares”) and (iii) 7,833,332 shares (the “Public Warrant Shares,” and together with Private Placement Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon the exercise of warrants originally issued in connection with the Company’s initial public offering (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”), as described in the prospectus forming a part of the Registration Statement (the “Prospectus”).

In rendering the opinions expressed below, we have reviewed originals or copies of the following documents:

(a)	The Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, in each case, as amended through the date hereof;

(b)	The Registration Statement;

(c)	The Prospectus; and

(d)

Such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below, including the Specimen Warrant Certificate, filed as Exhibit 4.3 to the Registration Statement, and the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent, filed as Exhibit 4.2 to the Registration Statement.

In our review of the Opinion Documents, we have assumed:

(a)	The genuineness of all signatures;

(b)	The authenticity of the originals of the documents submitted to us;

(c)	The conformity to authentic originals of any documents submitted to us as copies; and

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Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents, and in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.	The Outstanding Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable;

2.	The Private Placement Warrants are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

3.	The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with the terms thereof, would be validly issued, fully paid and nonassessable; and

4.

The Option Shares to be offered pursuant to the Registration Statement, when such shares are issued upon exercise of the options or settlement of the restricted stock units, as applicable, such Option Shares will have been validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the following qualifications:

(a)

Our opinion in paragraph (2) above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and possible judicial action giving effect to governmental actions or foreign laws affecting warrant holders’ rights;

(b)

Our opinion in paragraph (2) above is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and

(c)	This opinion letter is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.

This opinion letter is delivered to you in connection with the filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

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JD